Exhibit 99

Dollar General Corporation Reports Third Quarter 2024 Results

Updates Financial Guidance for Fiscal Year 2024; Provides Fiscal Year 2025 Real Estate Growth Plan

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)-- Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2024 third quarter (13 weeks) ended November 1, 2024.

•	Net Sales Increased 5.0% to $10.2 Billion

•	Same-Store Sales Increased 1.3%

•	Selling, General and Administrative Expenses (“SG&A”) Included $32.7 Million of Hurricane-Related Expenses

•	Operating Profit Decreased 25.3% to $323.8 Million

•	Diluted Earnings Per Share (“EPS”) Decreased 29.4% to $0.89

•	Year-to-Date Cash Flows From Operations Increased 52.2% to $2.2 Billion

•	Company Announces Project Elevate Initiative to Expand Mature Store Remodel Program

•	Board of Directors Declares Quarterly Cash Dividend of $0.59 Per Share

“We are pleased with our team’s execution in the third quarter, particularly in light of multiple hurricanes that impacted our business,” said Todd Vasos, Dollar General’s chief executive officer. “We are proud of the way our team responded to serve our communities, demonstrating the commitment and dedication to fulfilling our mission of Serving Others that is pervasive throughout our organization.”

“While we continue to operate in an environment where our core customer is financially constrained, we delivered same-store sales near the top end of our expectations for the quarter. We believe our Back to Basics efforts contributed to these results, as we have continued to improve our execution and the customer experience in our stores.”

“Looking ahead, we are excited about our robust real estate plans for 2025. We believe our balance of new store growth and a significantly increased number of projects impacting our mature store base will further solidify Dollar General as an essential partner to communities in rural America, while strengthening our foundation to drive long-term sustainable growth and shareholder value.”

Third Quarter 2024 Highlights

Net sales increased 5.0% to $10.2 billion in the third quarter of 2024 compared to $9.7 billion in the third quarter of 2023. The net sales increase was driven by positive sales contributions from new stores and growth in same-store sales, partially offset by the impact of store closures. Same-store sales increased 1.3% compared to the third quarter of 2023, reflecting increases of 1.1% in average transaction amount and 0.3% in customer traffic. Same-store sales in the third quarter of 2024 included growth in the consumables category, partially offset by declines in each of the home, seasonal, and apparel categories.

Gross profit as a percentage of net sales was 28.8% in the third quarter of 2024 compared to 29.0% in the third quarter of 2023, a decrease of 18 basis points. This gross profit rate decrease was primarily attributable to increased markdowns, increased inventory damages and a greater proportion of sales coming from the consumables category; partially offset by higher inventory markups, lower shrink and decreased transportation costs.

SG&A as a percentage of net sales were 25.7% in the third quarter of 2024 compared to 24.5% in the third quarter of 2023, an increase of 111 basis points. The primary expenses that were a greater percentage of net sales in the current year quarter were hurricane-related costs, retail labor, and depreciation and amortization; partially offset by a decrease in professional fees. The 2024 period results include $32.7 million of hurricane-related costs, the majority of which were store inventory and property losses.

Operating profit for the third quarter of 2024 decreased 25.3% to $323.8 million compared to $433.5 million in the third quarter of 2023.

Net interest expense for the third quarter of 2024 decreased 17.5% to $67.8 million compared to $82.3 million in the third quarter of 2023.

The effective income tax rate for the third quarter of 2024 was 23.2% compared to 21.3% in the third quarter of 2023. This higher effective income tax rate was primarily due to a decreased benefit from federal tax credits, offset by the effect of certain rate-impacting items on lower earnings before taxes.

The Company reported net income of $196.5 million for the third quarter of 2024, a decrease of 28.9% compared to $276.2 million in the third quarter of 2023. Diluted EPS decreased 29.4% to $0.89 for the third quarter of 2024 compared to diluted EPS of $1.26 in the third quarter of 2023.

Merchandise Inventories

As of November 1, 2024, total merchandise inventories, at cost, were $7.1 billion compared to $7.4 billion as of November 3, 2023, a decrease of 7.0% on a per-store basis.

Capital Expenditures

Total additions to property and equipment in the 39-week period ended November 1, 2024 were $1.0 billion, including approximately: $451 million for improvements, upgrades, remodels and relocations of existing stores; $288 million for distribution and transportation-related projects; $259 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; and $31 million for information systems upgrades and technology-related projects. During the third quarter of 2024, the Company opened 207 new stores, remodeled 434 stores, and relocated 27 stores.

Share Repurchases

In the third quarter of 2024, as planned, the Company did not repurchase any shares under its share repurchase program. The total remaining authorization for future repurchases was $1.4 billion at the end of the third quarter of 2024.

Under the authorization, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements, cash requirements, excess debt capacity, results of operations, financial condition and other factors. The authorization has no expiration date. See also “Fiscal Year 2024 Financial Guidance and Store Growth Outlook.”

Dividend

On December 4, 2024, the Company’s Board of Directors declared a quarterly cash dividend of $0.59 per share on the Company’s common stock, payable on or before January 21, 2025 to shareholders of record on January 7, 2025. While the Board of Directors currently intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, excess debt capacity, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2024 Financial Guidance and Store Growth Outlook

The Company is updating its financial guidance provided on August 29, 2024. The updated guidance includes the negative impact of hurricane-related expenses of $32.7 million in the third quarter, and an estimated fourth-quarter negative impact of approximately $10 million, in each case related to the hurricanes that occurred in the third quarter.

The Company now expects the following for fiscal year 2024:

•	Net sales growth in the range of approximately 4.8% to 5.1%, compared to its previous expectation of approximately 4.7% to 5.3%

•	Same-store sales growth in the range of approximately 1.1% to 1.4%, compared to its previous expectation in the range of 1.0% to 1.6%

o	Diluted EPS in the range of approximately $5.50 to $5.90, compared to its previous expectation of approximately $5.50 to $6.20

o	Diluted EPS guidance continues to assume an effective tax rate of approximately 23%

The Company continues to expect the following for fiscal year 2024:

•	Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.3 billion to $1.4 billion

•	2,435 real estate projects, including 730 new store openings, 1,620 remodels, and 85 store relocations

The Company’s financial guidance also continues to assume no share repurchases in fiscal year 2024.

Fiscal Year 2025 Store Growth Outlook

“We are excited about our significant increase in planned real estate projects for 2025,” said Kelly Dilts, Dollar General’s chief financial officer. “In particular, we are enthusiastic about Project Elevate, which introduces an incremental remodel initiative within our mature store base. This initiative is aimed at our mature stores that are not yet old enough to be part of the full remodel pipeline. We believe we will enhance the customer experience with a lighter-touch remodel, including customer-facing physical asset updates and planogram optimizations and expansions across the store. Ultimately, our goal is to further enhance the associate and customer experience in our mature stores, while also driving incremental sales growth.”

For the fiscal year ending January 30, 2026 (“fiscal year 2025”), the Company plans to execute approximately 4,885 real estate projects, including opening approximately 575 new stores in the U.S., (as well as up to 15 new stores in Mexico), fully remodeling approximately 2,000 stores, remodeling approximately 2,250 stores through Project Elevate, and relocating approximately 45 stores.

Conference Call Information

The Company will hold a conference call on December 5, 2024 at 8:00 a.m. CT/9:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and Kelly Dilts, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13749885. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through January 2, 2025, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13749885.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans, intentions or beliefs, including, but not limited to, statements made within the quotations of Mr. Vasos and Ms. Dilts, and in the sections entitled “Share Repurchases,” “Dividend,” “Fiscal Year 2024 Financial Guidance and Store Growth Outlook,” and “Fiscal Year 2025 Store Growth Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “accelerate,” “aim,” “anticipate,” “assume,” “believe,” “beyond,” “can,” “committed,” “confident,” “continue,” “could,” “drive,” “estimate,” “expect,” “focus on,” “forecast,” “future,” “goal,” “guidance,” “intend,” “investments,” “likely,” “long-term,” “looking ahead,” “look to,” “may,” “moving forward,” “near-term,” “ongoing,” “opportunities,” “outcome,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospects,” “seek,” “should,” “subject to,” “target,” “uncertain,” “will,” or “would,” and similar expressions that concern the Company’s outlook, strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions and estimates that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

•	economic factors, including but not limited to employment levels; inflation (and the Company’s ability to adjust prices sufficiently to offset the effect of inflation); pandemics (such as the COVID-19 pandemic); higher fuel, energy, healthcare, housing and product costs; higher interest rates, consumer debt levels, and tax rates; lack of available credit; tax law changes that negatively affect credits and refunds; decreases in, or elimination of, government assistance programs or subsidies such as unemployment and food/nutrition assistance programs, student loan repayment forgiveness and economic stimulus payments; commodity rates; transportation, lease and insurance costs; wage rates (including the heightened possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels); foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate costs), and the Company’s sales and profitability;

•	failure to achieve or sustain the Company’s strategies, initiatives and investments, including those relating to merchandising (including those related to non-consumable products), real estate and new store development, international expansion, store formats and concepts, digital, marketing, shrink, damages, sourcing, private brand, inventory management, supply chain, private fleet, store operations, expense reduction, technology, pOpshelf, self-checkout, and DG Media Network;

•	competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;

•	failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new countries or domestic markets, states, or urban or suburban areas;

•	levels of inventory shrinkage and damages;

•	failure to successfully manage inventory balances and in-stock levels, as well as to predict customer trends;

•	failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws, or the Company or one of its vendors falling victim to a cyberattack (which risk is heightened as a result of political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East) that prevents the Company from operating all or a portion of its business;

•	damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing, implementing or integrating new technology;

•	a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory; increased fuel or transportation costs; issues related to supply chain disruptions or seasonal buying pattern disruptions; or delays in constructing, opening or staffing new distribution centers (including temperature-controlled distribution centers);

•	risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade (for example, political uncertainty involving China, disruptive political events such as the conflict between Russia and Ukraine and the conflict in the Middle East, and port labor disputes/agreements);

•	natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises (for example, the COVID-19 pandemic), political or civil unrest, acts of war, violence or terrorism, and disruptive global political events (for example, political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East);

•	product liability, product recall or other product safety or labeling claims;

•	incurrence of material uninsured losses, excessive insurance costs or accident costs;

•	failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels, including the effects of regulatory changes related to the overtime exemption under the Fair Labor Standards Act if implemented as currently written) and other labor issues, including employee safety issues and employee expectations and productivity;

•	loss of key personnel or inability to hire additional qualified personnel, ability to successfully execute management transitions within the Company’s senior leadership; or inability to enforce non-compete agreements that we have in place with management personnel or enter into new non-compete agreements;

•	risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate at expected levels;

•	failure to protect the Company’s reputation;

•	seasonality of the Company’s business;

•	the impact of changes in or noncompliance with governmental regulations and requirements, including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing, labeling or pricing; information security and privacy; labor and employment; employee wages, salary levels and benefits (including the heightened possibility of increased federal, and further increased state and/or local minimum wage rates and the effects of regulatory changes related to the overtime exemption under the Fair Labor Standards Act if implemented as currently written); health and safety; real property; public accommodations; imports and customs; transportation; intellectual property; bribery; climate change; and environmental compliance (including required public disclosures related thereto), as well as tax laws (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate, and developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation or of inquiries from federal, state and local agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress, and other local, state, federal and international governmental authorities;

•	new accounting guidance or changes in the interpretation or application of existing guidance;

•	deterioration in market conditions, including market disruptions, adverse conditions in the financial markets including financial institution failures, limited liquidity and interest rate increases, changes in the Company’s credit profile (including any downgrade to our credit ratings), compliance with covenants and restrictions under the Company’s debt agreements, and the amount of the Company’s available excess capital;

•	the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and

•	such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of November 1, 2024, the Company’s 20,523 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	November 1,	November 3,	February 2,
	2024	2023	2024
ASSETS
Current assets:
Cash and cash equivalents	$537,257	$365,447	$537,283
Merchandise inventories	7,118,974	7,356,065	6,994,266
Income taxes receivable	115,698	197,555	112,262
Prepaid expenses and other current assets	404,587	352,011	366,913
Total current assets	8,176,516	8,271,078	8,010,724
Net property and equipment	6,349,376	5,848,385	6,087,722
Operating lease assets	11,337,191	10,904,323	11,098,228
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,199,700	1,199,700	1,199,700
Other assets, net	59,043	62,551	60,628
Total assets	$31,460,415	$30,624,626	$30,795,591

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$519,351	$750,000	$768,645
Current portion of operating lease liabilities	1,445,071	1,355,316	1,387,083
Accounts payable	4,045,404	3,651,778	3,587,374
Accrued expenses and other	1,086,412	1,020,759	971,890
Income taxes payable	14,459	9,237	10,709
Total current liabilities	7,110,697	6,787,090	6,725,701
Long-term obligations	5,723,053	6,440,845	6,231,539
Long-term operating lease liabilities	9,878,707	9,540,573	9,703,499
Deferred income taxes	1,138,086	1,152,125	1,133,784
Other liabilities	267,287	252,109	251,949
Total liabilities	24,117,830	24,172,742	24,046,472

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	192,435	192,053	192,206
Additional paid-in capital	3,802,436	3,732,376	3,757,005
Retained earnings	3,344,211	2,527,201	2,799,415
Accumulated other comprehensive income (loss)	3,503	254	493
Total shareholders' equity	7,342,585	6,451,884	6,749,119
Total liabilities and shareholders' equity	$31,460,415	$30,624,626	$30,795,591

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	For the Quarter Ended
	November 1,	% of Net	November 3,	% of Net
	2024	Sales	2023	Sales
Net sales	$10,183,428	100.00%	$9,694,082	100.00%
Cost of goods sold	7,247,128	71.17	6,881,554	70.99
Gross profit	2,936,300	28.83	2,812,528	29.01
Selling, general and administrative expenses	2,612,498	25.65	2,379,054	24.54
Operating profit	323,802	3.18	433,474	4.47
Interest expense, net	67,849	0.67	82,289	0.85
Income before income taxes	255,953	2.51	351,185	3.62
Income tax expense	59,424	0.58	74,939	0.77
Net income	$196,529	1.93%	$276,246	2.85%

Earnings per share:
Basic	$0.89		$1.26
Diluted	$0.89		$1.26
Weighted average shares outstanding:
Basic	219,921		219,480
Diluted	219,997		219,799

	For the 39 Weeks Ended
	November 1,	% of Net	November 3,	% of Net
	2024	Sales	2023	Sales
Net sales	$30,307,810	100.00%	$28,833,095	100.00%
Cost of goods sold	21,319,882	70.34	20,020,407	69.44
Gross profit	8,987,928	29.66	8,812,688	30.56
Selling, general and administrative expenses	7,568,060	24.97	6,946,042	24.09
Operating profit	1,419,868	4.68	1,866,646	6.47
Interest expense, net	208,412	0.69	249,664	0.87
Income before income taxes	1,211,456	4.00	1,616,982	5.61
Income tax expense	277,420	0.92	357,521	1.24
Net income	$934,036	3.08%	$1,259,461	4.37%

Earnings per share:
Basic	$4.25		$5.74
Diluted	$4.24		$5.73
Weighted average shares outstanding:
Basic	219,857		219,359
Diluted	220,038		219,953

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the 39 Weeks Ended
	November 1,	November 3,
	2024	2023
Cash flows from operating activities:
Net income	$934,036	$1,259,461
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	718,093	625,817
Deferred income taxes	4,302	91,158
Noncash share-based compensation	48,695	40,704
Other noncash (gains) and losses	50,351	79,001
Change in operating assets and liabilities:
Merchandise inventories	(147,512)	(661,611)
Prepaid expenses and other current assets	(37,952)	(50,846)
Accounts payable	494,807	108,757
Accrued expenses and other liabilities	137,937	3,802
Income taxes	314	(61,462)
Other	(7,908)	7,238
Net cash provided by (used in) operating activities	2,195,163	1,442,019

Cash flows from investing activities:
Purchases of property and equipment	(1,037,097)	(1,240,507)
Proceeds from sales of property and equipment	2,127	4,963
Net cash provided by (used in) investing activities	(1,034,970)	(1,235,544)

Cash flows from financing activities:
Issuance of long-term obligations	-	1,498,260
Repayments of long-term obligations	(765,625)	(14,362)
Net increase (decrease) in commercial paper outstanding	-	(1,303,800)
Borrowings under revolving credit facilities	-	500,000
Repayments of borrowings under revolving credit facilities	-	(500,000)
Costs associated with issuance of debt	(2,320)	(12,438)
Payments of cash dividends	(389,237)	(388,381)
Other equity and related transactions	(3,037)	(1,883)
Net cash provided by (used in) financing activities	(1,160,219)	(222,604)

Net increase (decrease) in cash and cash equivalents	(26)	(16,129)
Cash and cash equivalents, beginning of period	537,283	381,576
Cash and cash equivalents, end of period	$537,257	$365,447

Supplemental cash flow information:
Cash paid for:
Interest	$287,544	$295,915
Income taxes	$268,665	$325,580
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$1,321,389	$1,248,662
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$111,360	$140,724

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Selected Additional Information

(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	November 1,	November 3,
	2024	2023	% Change
Consumables	$8,445,659	$7,940,527	6.4%
Seasonal	940,233	940,632	0.0%
Home products	522,355	534,471	-2.3%
Apparel	275,181	278,452	-1.2%
Net sales	$10,183,428	$9,694,082	5.0%

	For the 39 Weeks Ended
	November 1,	November 3,
	2024	2023	% Change
Consumables	$25,053,726	$23,445,031	6.9%
Seasonal	2,958,509	2,979,474	-0.7%
Home products	1,481,369	1,582,305	-6.4%
Apparel	814,206	826,285	-1.5%
Net sales	$30,307,810	$28,833,095	5.1%

Store Activity

	For the 39 Weeks Ended
	November 1,	November 3,
	2024	2023
Beginning store count	19,986	19,104
New store openings	617	690
Store closings	(80)	(68)
Net new stores	537	622
Ending store count	20,523	19,726
Total selling square footage (000's)	156,169	148,644
Growth rate (square footage)	5.1%	5.9%

Contacts

Investor Contact:
investorrelations@dollargeneral.com

Media Contact:
dgpr@dollargeneral.com

Source: Dollar General Corporation